UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 21, 2005

INTERACTIVE BRAND DEVELOPMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-20958	86-0519152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2200 SW 10th Street, Deerfield Beach, Florida 33442

(Address of Principal Executive Office) (Zip Code)

(954) 363-4797

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01

COMPLETION OF ACQUISITION

ITEM 3.02

UNREGISTERED SALES OF EQUITY SECURITIES

ITEM 5.01

CHANGES IN CONTROL OF REGISTRANT

ITEM 5.02

DEPARTURE OF DIRECTORS

Acquisition of Internet Billing Company, LLC

Effective January 21, 2005, Interactive Brand Development, Inc. (the “Company”) completed the acquisition of 100% of the equity interests in Media Billing Company, LLC, which owns 100% of the equity interests in Internet Billing Company, LLC (“iBill”), from PHSL Worldwide, Inc and certain of its affiliates (“PHSL”).

In connection with the acquisition (“iBill Acquisition”), the Company issued to PHSL 330,000 shares of its Series D Preferred Stock. The Series D Preferred Stock is convertible at any time at the option of the holder, into that number of shares of IBD common stock as shall represent 49.9% of the fully-diluted shares of common stock of the Company on the date of conversion. The Series D Preferred Stock pays no dividend, has a $100 per share liquidation value, and is unsecured and non-redeemable.

In connection with the acquisition, each of Steven Robinson, Gilbert Singerman and Robert Dolin agreed to resign from the Company’s board of directors at such time as their resignations are accepted by the Company. Under the acquisition agreement, the Company also agreed that, until the next meeting of stockholders, in whole or in part for the purpose of electing directors, to increase the number of persons serving on its board of directors to eight, of which (i) two persons shall be designated by Steve Markley and Gary Spaniak, Jr., the Company’s chief executive officer and president, respectively; and (ii) six directors shall be designated by PHSL, including three independent directors within the meaning of the Sarbanes-Oxley Act of 2002. To date, the composition of the board of directors has not changed.

As disclosed on Form 8-K dated July 30, 2004, the Company originally entered into an agreement to acquire iBill from PHSL in exchange for Company securities convertible into 49.9% of the Company’s fully-diluted common stock. As disclosed on Form 8-K dated September 20, 2004, the Company received a notice from the American Stock Exchange (“AMEX”) of its intention to delist the Company’s common stock from trading on the AMEX. The delisting notice stated, among other things, that the Company failed to furnish certain necessary information to the AMEX concerning iBill, and that the iBill Acquisition raised certain public interest concerns. On September 23, 2004, the Company agreed to rescind the closing of the iBill acquisition. However, the iBill Stock Purchase Agreement continued to remain in full force and effect. As a result of the Company’s agreement to rescind the closing of the iBill acquisition, pending the resolution of all continued listing eligibility requirements and AMEX approvals, the staff of the AMEX withdrew its notice of intent to delist the Company’s securities.

In October 2004, the Company acquired a 39.3% minority interest in Penthouse Media Group, Inc. (“PMG”) from Marc H. Bell, Daniel Staton and certain of their affiliates (“Bell/Staton Group”) and issued $9.525 million of 10% notes due September 15, 2009 (“10% Notes”), 35,000 shares of Series E convertible preferred stock, 54,500 shares of Series F convertible preferred stock and 45,000 shares of Series G convertible preferred stock (collectively, the “Transaction Securities”). The Company issued these securities in exchange for the cash used to acquire the 39% minority interest in PMG. The different types of securities issued was based upon the investment criteria of the investors and negotiation by and between the Company and the individual investors. Several investors hold the 10% Notes. The Series E convertible preferred stock investor is Monarch Pointe Fund Ltd. The Series F convertible preferred stock investors are Castlerigg Master Investments, Ltd. (“Castlerigg”) and Vestcap International Management Ltd. (“Vestcap”). The Series G convertible preferred stock investor is GMI Investment Partners. The reason for the issuance of the 10% Notes and three different series of convertible preferred stock in exchange for the cash used to acquire the 39.3% minority interest in PMG was the different needs of the respective investors. As part of its disclosure of these transactions in its Form 8-K dated October 19, 2004, the Company also disclosed that, if for any reason, the AMEX would not approve by January 21, 2005 a listing application for the shares to be issued in the iBill Acquisition, “the Company would nevertheless close the iBill Acquisition, withdraw from the AMEX and seek to re-list its common stock on the NASDAQ Stock Exchange or the NASD OTC-Bulletin Board. There can be no

assurance that the Company will be able to qualify for listing” on NASDAQ or the OTC-Bulletin Board. While the Company may still withdraw from the AMEX, it believes that it is in the Company’s interest to pursue the appeal of the AMEX delisting notice to seek to maintain the listing, if at all possible.

As of the date hereof, the Company has not submitted to AMEX, but intends to submit, a listing application for shares of common stock to be issued in the iBill Acquisition upon conversion of the Series D convertible preferred stock. The completed iBill Acquisition only involves the issuance of shares of Series D convertible preferred stock. However, in recognition of the fact that the AMEX has previously objected to the iBill Acquisition, has not withdrawn such objection and, as disclosed on Form 8-K dated January 10, 2005, is seeking to delist the Company from trading on the AMEX by reason of the recently completed PMG investment, as well as several other listing standard deficiencies disclosed on Form 8-K dated January 10, 2005, the Company is also preparing to list its common stock for trading on the NASDAQ or the OTC Bulletin Board. There can be no assurance that the Company will be able to qualify for listing on either the NASDAQ or the OTC Bulletin Board.

In connection with the acquisition of iBill and to collateralize the Company’s obligations under the $9.525 million of the Company’s 10% Notes and its Series F preferred stock, PHSL and iBill granted to the holders of such 10% Notes and Series F preferred stock subordinated liens and security interests on the iBill equity and assets totaling $14.975 million.

On December 6, 2004, as disclosed on Form 8-K dated December 6, 2004, the Company and PHSL mutually agreed in principle to terminate and cancel the proposed iBill acquisition as a result of the Company’s expressed desire to retain its AMEX listing and certain recent adverse developments in iBill’s business. For a description of the adverse developments in iBill’s business, please see the disclosure commencing on page 7 of this Form 8-K. The termination and settlement was subject to the execution of a definitive settlement and termination agreement between the parties, and obtaining the consent of the holders of the Transaction Securities, described above. As part of the contemplated termination of the iBill acquisition, the Company proposed to issue to PHSL a total of 20,000 shares of the Company’s Series D preferred stock, convertible into 20.0 million shares of the Company’s common stock, subject to shareholder and AMEX approval, and pay to PHSL an additional $1.0 million by 2009, in consideration of the subordinated liens and security interests described above, which facilitated the Company’s ability to complete its previously disclosed $16.475 million private placement and related purchase of an equity interest in PMG. In connection with the proposed termination and settlement, PHSL and Media Billing also agreed to forgive $500,000 of indebtedness owed by the Company to Media Billing. The Company and PHSL did not execute a definitive settlement and termination agreement.

As previously disclosed, the Company did not obtain the consents that would be required for the Company to effect the proposed termination agreement with PHSL and the Company believed that it could not obtain the consents required to effect the proposed termination agreement with PHSL because Castlerigg expressly refused to provide such consent. Additionally, the Company sought but did not obtain an extension of the closing of the iBill Acquisition from the holders of the outstanding Transaction Securities. The Company believed that it could not obtain the consents required to obtain an extension of the closing of the iBill Acquisition, and further believed that it would not be in the Company’s business interest to pursue an extension of the January 21, 2005 closing date.

Further, the Company believed that failure to close the iBill transaction by January 21, 2005 would cause the Company to be in material breach of covenants set forth in the Subscription Agreements, 10% Notes and Certificates of Designations relating to its Series E preferred stock and Series F preferred stock entered into in connection with the October 19, 2004 private placements. The consequences to the Company of failing to close the iBill transaction on or before January 21, 2005 included that Castlerigg and Vestcap, as holders of $5.450 million of the Company’s Series F preferred stock, as well as the holders of $9.525 million of Company 10% notes due 2009 may foreclose on the Company’s interest in PMG and take possession of the collateral, and could foreclose on the assets of iBill. (Media Billing is a 99.5% subsidiary of PHSL and Media Billing LLC is the sole member of Internet Billing Company, a Georgia LLC.) Additionally, failure to close the iBill Acquisition would have resulted in the Company being obligated to pay up to $16.45 million to investors in the Company’s 10% notes due 2009, Series E preferred stock and Series F preferred stock. However, by closing the iBill Acquisition pursuant to the terms of the

iBill Stock Purchase Agreement, the Company believes that it is in compliance with its contractual covenants to such investors and will not be obligated to issue to PHSL a total of 20,000 shares of its Series D preferred stock, convertible into 20.0 million shares of its common stock or pay to PHSL an additional $1.0 million by 2009 pursuant to the proposed settlement and termination agreement.

On December 31, 2004, iBill obtained a line of credit for $2,000,000 from International Investment Group (“IIG”), a non-affiliated lender, to improve its liquidity. Further, and as set forth in draft agreements reviewed by the Company, iBill and First Data reached a preliminary understanding, subject to a definitive agreement and general releases, to settle disputes related to deposits held by First Data. First Data and iBill have exchanged drafts of a settlement agreement and are negotiating the amount of compensation that iBill will receive.

In addition, as a result of certain new processing arrangements, iBill also allows payments via an online payment processing product called gkard® that is a branded prepaid VISA debit card system. The gkard is a confidential payment service that has many attributes including, long distance calling, prepaid top up capability, and sending/receiving money within network. The gkard debit card may be loaded using any domestic or foreign credit card. Information about gkard can be accessed at www.gkbill.com. These processing arrangements provide iBill a domestic processing solution that was unavailable after September 16, 2004 and that had materially negatively impacted its business.

For the reasons stated above and as a result of recent positive developments relating to iBill’s business, on January 21, 2005, the Company and PHSL closed the iBill Acquisition. Pursuant to the terms of the Securities Purchase Agreement, as amended through January 21, 2005, PHSL received, in exchange for 100% of the equity of Media Billing and iBill, 330,000 shares of Company Series D preferred stock at $100 per share convertible into 49.9% of the fully diluted shares of the Company’s common stock on the date of conversion.

The Series D preferred stock is immediately convertible. As such, the Company must amend its Certificate of Incorporation to increase its authorized common stock from 30.0 million shares to 400.0 million shares. The Company intends to effect such amendment to its Certificate of Incorporation by calling and holding a shareholders’ meeting or by obtaining the written consent of holders of a majority of its outstanding shares of common stock, filing a Form 14C Information Statement with the SEC, and upon effectiveness thereof, mailing the same to its stockholders.

Notice of Default and Notice of Redemption Under Senior Securities: Series F Preferred Stock

On January 21, 2005, Castlerigg wrote to the Company that it had come to the attention of Castlerigg that the Company and/or others may be claiming that it or they did not receive the December 15, 2004 Notice regarding the Company’s alleged default under the Subscription Agreement. In the Company’s Form 8-K dated January 18, 2005, the Company disclosed the Notice and why the Company believes that the basis for the Notice is without merit. Notwithstanding the Company’s position, Castlerigg transmitted again to the Company the earlier notice.

On January 22, 2005, Castlerigg sent to the Company another Notice of Redemption alleging that, because the Company has not withdrawn from the AMEX or sought to relist its common stock on another national securities exchange, the Company has breached a covenant under the subscription agreement. On January 24, 2005, Castlerigg sent to the Company another notice that the failure to withdraw from the AMEX and seek to relist its common stock on another national securities exchange, continues to be an event of default that is not subject to cure. The Company disagrees with both the substance and logic of Castlerigg’s position in that the Company’s decision to appeal the AMEX’s notice of delisting and attempt to remain trading on that exchange, pending its appeal and preparation to apply to list on another exchange should the AMEX appeal fail, is in the best interests of the Company’s common and preferred shareholders, including Castlerigg.

On January 24, 2005, Castlerigg notified the Company that, in Castlerigg’s view, the Company’s prior characterization of Sandell Asset Management Corp. as an investment advisor registered under the Investment Advisor’s Act of 1940 and that Castlerigg would not, under any circumstances, consent to the execution of a termination agreement or consent to an extension of the January 21, 2005 closing date for the iBill agreement were incorrect. The Company hereby clarifies its prior disclosure that Sandell Asset Management Corp. is not an investment advisor registered under the Investment Advisor’s Act of 1940. With respect to the representation that Castlerigg would not, under any circumstances, consent to the execution of a termination agreement or consent to an extension, the Company relied on information received about Castlerigg’s position from the former owners of iBill, and their counsel, who represented to the Company, the position that Castlerigg communicated to them. The Company does not view either of these corrections as material, but makes the corrections at the request of Castlerigg.

Pro Forma Principal Stockholders and Holdings Of Management

At January 21, 2005, there were 28,422,425 shares of the Company’s common stock outstanding, however, the number of shares includes 12,750,360 shares of common stock which have been authorized for issuance for various services and other consideration, but are being held in escrow. The delivery of such shares is subject to AMEX approval or the Company’s delisting from AMEX. The following table sets forth certain information regarding (1) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (2) each director and named executive officer of the Company and (3) all officers and directors as a group as of January 21, 2005, on a pro forma basis, giving effect to:

•

conversion of the Transaction Securities - the conversion into common stock of all 10% convertible notes, and shares of convertible Series E preferred stock, Series F preferred stock and Series G preferred stock, at an effective assumed conversion price of $0.50 per share (up to 72,216,280) shares of common stock), and

•

conversion of the series D preferred stock issued to PHSL.

The pro forma table also includes an additional 2,718,644 shares of common stock which have been authorized for issuance for various services and other consideration. The issuance of such shares is subject to AMEX approval (or the Company’s delisting from AMEX). As such, at January 21, 2005, on a pro forma and fully diluted basis, there were 206,202,692 shares of the Company’s common stock issued and outstanding. The Company is only currently authorized to issue up to 30,000,000 shares of common stock and must amend its certificate of incorporation to increase its authorized common stock. Beneficial ownership has been determined based upon information made available to the Company or otherwise contained in public filings.

Name and Address	Number of Shares Beneficially Owned	Approximate Percentage of Common Stock

PHSL Worldwide, Inc.(1)(9) 2200 S.W. 10th Street Deerfield Beach, Fl 33442	102,895,143	49.9%
Luis Enrique Fernando Molina Galeana(1) 2200 S.W. 10th Street Deerfield Beach, Fl 33442	102,895,143	49.9%
Granite Management Company, LLC (2)(4) 407 SE 9th Street, Suite 100 Fort Lauderdale, FL 33316	15,000,000	7.3%
Summit Trading Limited (3) (4) 120 Flagler Avenue New Smyrna Beach, FL 32169	15,000,000	7.3%
Monarch Pointe Fund LP (4) (5) c/o Mercator Advisory Group LLC 555 South Flower Avenue, Suite 4500 Los Angeles, CA 90071	10,680,280	5.2%

Name and Address	Number of Shares Beneficially Owned	Approximate Percentage of Common Stock

Castlerigg Master Investments Limited (4) (6) c/o Sandell Asset Management Corp. 40 West 57th Street New York, NY 10019	12,030,417	5.8%
Jason Galanis (1)(4)(7)(9) 101 East 52nd Street New York NY 10022-6018	39,701,158	19.3%
Charles Samel (1)(4)(8)(9) 101 East 52nd Street New York NY 10022-6018	55,001,158	26.7%
Steve Markley 934 N. University Dr. Suite 202 Coral Springs, FL 33071	517,117	*
Gary Spaniak, Jr. 934 N. University Dr. Suite 202 Coral Springs, FL 33071	1,701,667	*
Steven Robinson 1401 Horizon Ct. Orlando, FL 32809	500,000	*
Gilbert Singerman 36665 Aberdeen Lane Solon, OH 44139	2,000	*
Robert Dolin 282S. Hollybrook Dr. Pembroke Pines, FL 33025	62,500	*
All Officers and directors as a group, (5 individuals)	2,783,284	1.4%

*

less than 1%

(1) PHSL is a publicly owned entity with less than 300 shareholders of record as at January 1, 2005, the first day of PHSL’s fiscal year. Molina Vector Investment Trust (“MVIT”), the principal stockholder of PHSL, holds 10.5 million shares of Series C convertible preferred stock of PHSL, which together with the common stock holdings of MVIT is convertible into a majority of its outstanding common stock of PHSL. The Series C preferred stock of PHSL also controls the election of the board of directors of PHSL. MVIT is a family trust established by Dr. Luis Enrique Fernando Molina Galeana. As part of a transaction with Vector Partners, LLC, Jason Galanis (an affiliate of Vector Partners) became a co-trustee and participant in the MVIT. Mr. Galanis, although a co-trustee of MVIT, has no dispositive or voting power with respect to the shares held by MVIT. Effective as of September 30, 2004, Dr. Molina, MVIT, Vector Partners, Mr. Galanis, Charles L. Samel, and Catalyst Capital LLC (an affiliate of Mr. Samel) entered into a settlement and securities allocation agreement, under which MVIT and Dr. Molina agreed that, in consideration of the agreement of Messrs. Galanis, Samel and their affiliates to indemnify Dr. Molina and MVIT from certain liabilities aggregating in excess of $10,000,000 previously incurred by MVIT and Dr. Molina to partially finance the prior operations and acquisition activities of PHSL, 50% of the PHSL Series C preferred stock, 50% of all PHSL common stock and 50% of any Company Series D preferred or common stock distributed by PHSL to its shareholders, would be allocated to Messrs. Galanis and Samel or their affiliates, and the remaining 50% of such securities would be allocated in equal one-third amounts between Dr. Molina, Mr. Galanis and Mr. Samel. To date, no PHSL securities or Company securities have been distributed under the settlement and securities allocation agreement and MVIT remains the sole record owner of the PHSL Series C preferred stock.

Messrs. Galanis and Samel have advised that they intend to comply with their indemnification obligations to Dr. Molina and MVIT and settle a variety of personal obligations incurred in connection with the former activities of PHSL by seeking to assign to unaffiliated third parties a significant portion of the above referenced securities that are issuable to them under such agreement.

(2) Voting control held by James Morrell. Granite Management Company, LLC, a private investment company, is a partner of GMI Investment Partners, a partnership that received 45,000 shares of our Series G preferred stock in connection with the transactions relating to our investment in Penthouse Media Group. Granite Management Company, LLC beneficially owns 11,246.88 shares of our Series G preferred stock that is convertible into 15,000,000 shares of our common stock.

(3) Voting control held by Richard Fixaris. Summit Trading Limited, a Bahamian holding company owned by the Weist Family Trust, is a partner of GMI Investment Partners. The Weist Family Trust is a private trust established for the benefit of Daisy Rodriguez, Stephanie Kaye, Tracia Fields and C.S. Arnold. Summit Trading Company beneficially owns 10,665.784 shares of our Series G preferred stock that are convertible into 14,225,000 shares of our common stock. Summit Trading Company also owns beneficially an additional 581.09 shares of our Series G preferred stock that is convertible into an additional 775,000 shares of our common stock.

(4) A total of 23,087.33 shares of our Series G preferred stock, convertible into an aggregate of 30,791,680 shares of our common stock have been placed in escrow for the benefit of Monarch Pointe Fund LP, Castlerigg Master Investments Limited, and the other holders of our 10% notes and Series F preferred stock, in the event that the trading price of our common stock at the time of conversion of such convertible securities shall be less than $3.00 per share. In the event that any shares of our common stock issuable upon conversion of such 23,087.33 escrowed shares of Series G preferred stock are not delivered to the holders of our convertible securities upon conversion thereof, the remaining escrowed shares shall be allocated to MVIT and Faries Capital LLC. Faries Capital LLC is owned by Charles L. Samel. Based on the current trading price of our common stock, if all of our outstanding 10% notes and shares of Series E preferred stock and Series F preferred stock were converted into our common stock, all of the escrowed shares would be allocated and issued to the holders of such convertible securities.

(5) Voting control held by Mercator Advisory Group, LLC. The principal owner of Mercator Advisory Group is David F. Firestone. Monarch Pointe Fund is a private equity fund that owns of record 35,000 shares of our Series E preferred stock, convertible into 1,166,667 shares of our common stock, has a beneficial interest in 6,810.606 shares of our escrowed Series G preferred stock convertible into up to 9,083,333 shares of our common stock, and holds warrants to purchase 430,280 shares of common stock at $3.00 per share.

(6) Voting control held by Sandell Asset Management Corp. The principal of Sandell Asset Management Corp. is Thomas E. Sandell. Castlerigg Master Investments Limited is a private equity fund that owns of record 32,500 shares of our Series F redeemable convertible preferred stock, convertible into 1,750,000 shares of our common stock, has a beneficial interest in 6,560.675 shares of our escrowed Series G preferred stock convertible into up to additional 8,750,000 shares of our common stock, and holds warrants to purchase 363,806 shares of common stock at $3.00 per share. Also includes 1,166,611 additional shares that may be issued to Castlerigg in connection with the payment of dividends on its Series F preferred stock. Please see “Notice of Default and Notice of Redemption Under Senior Securities: Series F Preferred Stock” above.

(7) As set forth in Note 1, Galanis is party to a settlement and securities allocation agreement pursuant to which Galanis may, upon the future exercise of an option, acquire 41.67% of the Series C preferred stock of PHSL held by MVIT, with such Series C preferred stock representing a controlling interest in PHSL. To date, no PHSL securities or Company securities have been transferred under the settlement and securities allocation agreement and MVIT remains the sole record owner of the PHSL Series C preferred stock. Messrs. Galanis and Samel have advised that they intend to comply with their indemnification obligations to Dr. Molina and MVIT and settle a variety of personal obligations incurred in connection with the former activities of PHSL by seeking to assign to unaffiliated third parties a significant portion of the above referenced securities that are issuable to them under such agreement. In addition, as set forth in Note 4 above, shares of Series G Preferred Stock, convertible into 30,791,680 shares of the Company’s common stock have been placed in escrow by GMI Investment Partners and 15,395,840 of those shares are beneficially owned by MVIT and Galanis has the option to acquire 41.67% of these shares. Mr. Galanis disclaims any beneficial interest in shares owned or controlled by Mr. Samel.

(8) As set forth in Note 1, Samel is party to a settlement and securities allocation agreement pursuant to which Galanis may, upon the future exercise of an option, acquire 41.67% of the Series C preferred stock of PHSL, with such Series C preferred stock representing a controlling interest in PHSL. To date, no PHSL securities or Company securities have been transferred under the settlement and securities allocation agreement and MVIT remains the sole record owner of the PHSL Series C preferred stock. Messrs. Galanis and Samel have advised that they intend to comply with their indemnification obligations to Dr. Molina and MVIT and settle a variety of personal obligations incurred in connection with the former activities of PHSL by seeking to assign to unaffiliated third parties a significant portion of the above referenced securities that are issuable to them under such agreement. In addition, as set forth in Note 4 above, shares of Series G Preferred Stock, convertible into 30,791,680 shares of the Company’s common stock have been placed in escrow by GMI Investment Partners and 15,395,840 of those shares are beneficially owned by Faries. Mr. Samel owns 100% of Faries. In addition, as set forth in Note 4 above, 30,791,680 shares of our common stock have been placed in escrow by GMI Investment Partners and 15,395,840 of those shares are beneficially owned by MVIT and Samel has the option to acquire 41.67% of these shares. Mr. Samel disclaims any beneficial interest in shares owned or controlled by Mr. Galanis.

(9) The Securities and Exchange Commission announced on January 24, 2005 that it filed a civil injunctive action against PHSL, Charles Samel, a former officer of PHSL and Jason Galanis (a shareholder of PHSL), charging them with accounting fraud, reporting violations and violations of the Sarbanes-Oxley certification rules. In its complaint, the Commission seeks permanent injunctions and civil penalties as to all of the defendants; and officer and director bars against Samel and Galanis. The litigation is pending. The litigation does not involve the Company.

Pending AMEX Delisting

The Company recognizes that the Staff of AMEX views the consummation of the iBill Acquisition and the issuance of the Series D preferred stock in connection therewith as a reverse acquisition that would require the Company to meet AMEX initial listing standards. As of this date, the Company does not believe that it would meet those initial listing standards, in part because of the most recent price of shares of the Company’s common stock as well as because of certain qualitative issues including public interest described in the Form 8-K filed on January 10, 2005. Further, the Company acknowledges that consummation of the iBill Acquisition without AMEX approval or stockholder approval could constitute a violation of the AMEX listing agreement. As of this date, the Company has not obtained AMEX approval or stockholder approval of the iBill Acquisition and the shares to be issued in connection with the iBill Acquisition.

As disclosed in the Form 8-K dated January 10, 2005, the Company, to the extent possible, will attempt to address, clarify and correct the matters and actions that gave rise to the delisting notice. The Company has yet to determine whether any or all corrective measures would have a material adverse effect on the Company’s business. Even if the Company corrects all matters and actions, there is no assurance that the appeal will be successful. If the Company were to be delisted or voluntarily withdraw its notice of appeal, which would result in the AMEX delisting the Company’s common stock, the Company would seek to list its common stock on NASDAQ or the OTC Bulletin Board, but no assurance can be made that the Company would be able to qualify its common stock for listing on NASDAQ or publication of quotations for trading on the OTC Bulletin Board, in which event, the Company’s common stock would trade on the over-the-counter market with quotations published in the pink sheets.

The above represents a summary of the terms of the iBill Acquisition and it is qualified in its entirety by reference to the Securities Purchase Agreement (previously filed on Form 8-K) and the Securities Closing Agreement and Series D Preferred Stock Designation, copies of which are attached to this report.

iBill Business Description

iBill is a e-commerce company. iBill provides online payments and money transfer services over the Internet using proprietary iBill software that manages the sale of subscriptions, memberships and other downloadable products over the Internet.

iBill offers its services to Internet users through one or more of its websites accessed at www.ibill.com or, more commonly, through specially assigned hyperlinks to a secure iBill webpage. iBill hyperlinks are assigned to qualified small to medium-sized businesses and merchants with whom iBill enter into iBill Complete™ or iBill Processing Plus™ contracts. The iBill hyperlinks permit businesses, primarily offering adult-oriented products and services, to automatically refer its customers to iBill, at which time iBill assumes the consumer credit risk and processes the transaction. iBill’s user base consists of approximately 27.0 million consumers in the United States and approximately 38 other countries. The approximately 3,000 approved iBill merchants are offered services in sixteen languages and multiple currencies. Consumers can pay for services with credit cards, debit cards, electronic checks or telephone billing. iBill generates revenue from subscription sales, transaction fees and consulting fees. Historically, iBill has recorded net revenue averaging approximately 12% of the gross sales price of the product or service sold and defers payment of 10% of the gross sales price for six months or more. iBill processed and handled approximately $330.0 million in gross adult-oriented product Internet sales in 2003, averaging approximately 1.2 million transactions per month.

iBill offers to its participating merchants the iBill Complete ™ system. Under this arrangement, iBill sells the user a unique password used to access a desired website. Under its agreements, iBill offers multiple payment methods in multiple languages and currencies. Once a webpage is located and the user requests access to the member area, users interact with forms-based HTML pages to guide them through the subscription-buying process. iBill collects user information in the form of individual customer orders. iBill then accesses multiple databases to determine whether it is able to fulfill the user’s order. Historically iBill declines approximately 24% of subscription orders. For most of the accepted transactions, iBill establishes the price it will accept, establishes the price it is paying to its vendors, has discretion in supplier selection, purchases and takes title to the particular product, and becomes the “merchant of record.” The iBill Complete™ system represents over 95% of the total revenues generated by iBill in 2003.

In addition to iBill Complete™, iBill also offers its iBill Processing Plus™ program - a more traditional third party processing product to merchant websites that want to maintain control of the sale process. In these transactions, iBill acts as agent for the seller, and the website supplier sets the retail price paid by the consumer. In this situation, the website is the merchant of record for the transaction.

Approximately 80% of the transactions entered into by iBill in 2003 were with consumers purchasing from merchants offering adult oriented products or services containing high sexual content on limited access websites. As a result of the iBill transaction (in which the non-adult portion of the business was retained and resold to an unaffiliated third party by InterCept, Inc.), iBill anticipates that a majority of the revenues of its iBill business subsequent to March 2004 acquisition will be derived from these adult-oriented products and services. Because of the nature of their offerings, many of these merchant clients are unable to directly obtain merchant accounts from traditional banks and credit card processors. Additionally many of these merchants do not have the financial or technical resources necessary to manage the real time integration of risk management, password management databases, internal accounting and external financial network settlement. Accordingly, iBill represents a significant solution for these clients, in that iBill is capable of handling the entire relationship with the retail customer as the merchant of record and assumes the risk of a customer’s disputing the credit card charge that subsequently appears on his or her statement (called “charge backs”).

The market for Internet transaction processing is emerging, intensely competitive and characterized by rapid technological change. iBill competes with existing payment methods and other companies, including, among others:

•

credit card merchant processors that offer their services to online merchants, including First Data, Concord EFS, Paymentech, VeriSign and Authorize;

•

e-mail payment services offered by the U.S. Postal Service through CheckFree; and

•

MoneyZap and BidPay offered by Western Union, a subsidiary of First Data.

iBill also competes with providers of traditional payment methods, particularly credit cards, checks, money orders and Automated Clearing House, or ACH, transactions. Associations of traditional financial institutions such as Visa,

MasterCard and the National Automated Clearing House Association (NACHA), generally set the features of these payment methods. The associations have initiated programs to enhance the usability of these payment methods for online transactions and could lower fees charged to online merchants. Either of these changes could make it more difficult for the iBill to retain and attract customers.

Many of these and other competitors have substantially greater capital and other financial resources than iBill does.

iBill was previously owned and operated by InterCept, Inc, a NASDAQ-listed company (“InterCept”), which purchased iBill in April 2002 for $112.0 million in cash. As disclosed on PHSL’s Form 8-K, in March 2004, InterCept sold iBill to PHSL for total consideration of $23.5 million, which transaction PHSL has been advised was part of InterCept’s strategy of exiting from merchant processing and adult entertainment processing in connection with the sale of InterCept announced in September 2004.

On April 21, 2004, PHSL received a letter from counsel to InterCept, claiming that Media Billing, LLC, an acquisition entity formed by PHSL to acquire the members interest of iBill (“Media Billing”) was in default in payment of the $750,000 purchase note under the Member Interest Purchase Agreement (the "InterCept Agreement") pursuant to which Media Billing purchased from InterCept on March 22, 2004 100% of the members interests of iBill. In addition, InterCept claims that Media Billing breached its obligation under the InterCept Agreement to replace InterCept's $3,000,000 letter of credit with First Data Merchant Services (“First Data”) on or before April 20, 2004. To date, such letter of credit has not been replaced, and InterCept has therefore claimed that Media Billing is obligated to pay it $3,000,000 in cash. In addition, InterCept has claimed that Dr. Molina has become obligated under his guaranty agreement to perform the obligations of Media Billing, currently aggregating approximately $3.8 million. PHSL and iBill have claimed that InterCept failed to deliver certain significant assets (including patents and certain other intellectual property rights) belonging to the iBill business in connection with the InterCept Agreement, and have demanded that, as a condition to any such payment, that such assets be properly transferred and assigned to iBill. The dispute has been submitted to arbitration before the American Arbitration Association. PHSL and iBill believe that they have valid legal positions and believe that this dispute will either be resolved in their favor or settled on mutually satisfactory terms.

In September 2004, InterCept announced that it has entered into a definitive agreement to be acquired by Fidelity National Financial (NYSE: FNF) in a $409 million cash transaction which subsequently closed. The Company and iBill cannot be certain the effect of this transaction on the reciprocal claims disclosed above.

In addition, since the closing date of the InterCept Agreement, PHSL was provided a letter from the Department of Justice, anti-trust division (DOJ) that sets forth a request for information on the pricing policy set by each of iBill and certain competitors, including Paycom and CCBill, as regards a registration fee set by VISA USA in 2003. iBill responded to the request for information and, since the time of the initial letter of inquiry in March 2004, has not heard from the DOJ. Inasmuch as Media Billing and iBill are indemnified by InterCept for certain pre-closing liabilities of InterCept or iBill, including those described above, iBill has made an indemnification claim against InterCept. Since iBill and the Company believe that the potential damage claims being indemnified against may significantly exceed the approximately $3.8 million amount claimed by InterCept under the InterCept Agreement, iBill and PHSL have taken the position that until a potential outcome is determinable or InterCept posts adequate collateral to secure its indemnification obligations, they will withhold payments under the InterCept Agreement.

On September 15, 2004, the bank sponsorship agreement between First Data Merchant Services, First Financial Bank and iBill expired and was not renewed. iBill had previously reached agreement with another bank to replace First Data and, First Data agreed, based upon such change, to provide services for a transition period. Notwithstanding the agreement to provide transitional services, First Data terminated services on September 16, 2004. iBill obtained a temporary restraining order preventing First Data from terminating such activity, and First Data resumed service, however a subsequent preliminary injunction was not granted. IBill’s credit card processing sponsorship agreements with its other financial institutions were not affected and continue to settle in the normal course.

Subsequent to the termination of First Data services, iBill made arrangements with Symmetrex, one of its third-party processors, to redirect credit card transactions to the other financial institutions currently providing services. In

September 2004, iBill entered into separate agreements with Bankcard, a VISA and MasterCard principal member, with CNP Worldwide, a VISA registered ISO and MasterCard MSP, and with Standard Payments, a VISA ISO for a US bank, for processing certain credit card transactions. The Company believes that these additions to its vendor list will provide iBill clients with greater choice and flexibility in processing their transactions. The previous vendor will continue to hold certain funds as reserves against any potential future chargebacks or credits, but all amounts will be released to iBill within one year of the termination of the agreement with the previous vendor in accordance with the terms for the First Data agreement.

In connection with the termination of its First Data bank sponsorship agreement, and resulting changes to its arrangement for processing domestic credit card transactions, payments for processing certain domestic transactions and the processing of domestic VISA transactions were disrupted. This resulted in iBill delaying certain payouts due to clients and in the loss of business and revenues from certain key customers. iBill is developing systems and procedures to improve the management of its cash receipts and satisfy its future obligations. Inasmuch as iBill has recouped the business from two significant customers since the termination of its First Data relationship, the Company does not believe that iBill’s recent loss of business and reduction in revenues is permanent or that it will have a material adverse effect upon future revenues and profits.

In October 2004, iBill reduced its staff through the termination of 45 employees and 15 independent contractors, approximately a 25% reduction in its work force. iBill effected this downsizing to improve efficiency, reduce annual operating costs by approximately $2.0 million and normalize its workforce size in a manner consistent with those of its competitors. Even after giving effect to its reduction, iBill believes that it continues to retain a workforce that is approximately 25% larger than CCBill and Paycom; its two principal competitors.

The Online Payments Industry and the Adult Content Industry

As a result of the consummation of the iBill acquisition, the Company competes in an industry that relies on payments made over the Internet, in “cards-not-present” transactions, where the customer does not physically present the credit card. Market researchers expect continued growth in card-not-present transactions due to the rapid growth of the Internet. According to industry publications, 94% of the dollar value of all merchandise and services ordered online by consumers in 2003 will be purchased using credit card-based systems. In total, U.S. consumer electronic commerce is expected to grow from $66.6 billion in 2001 to $322.8 billion in 2006, representing a compound annual growth rate of 37.1%. As many leading websites have evolved their business models, they have migrated from providing content for free to charging for content. New technologies such as MP3 downloadable music continue to broaden the online subscription applications. Additional content categories that have experienced considerable growth in paid members include portals such as Yahoo!; personals sites such as Match.com; dieting sites such as eDiets and weightwatchers; fantasy sports sites such as Sportsline.com; and multiplayer online games such as Everquest.com. The Company expects the expansion trend of new categories will benefit iBill’s business in selling and managing online members.

In the adult entertainment segment, new technologies have lowered costs and changed the way in which adult content is produced, distributed and viewed. Lower costs, in particular, have lowered barriers to entry and increased competition in the adult entertainment industry. The trend toward wider acceptance of sexually-explicit material and ongoing technological developments has contributed to a large and growing global market for adult content.

Demand for adult entertainment products has grown substantially in recent years. According to a 2003 Reuters report, the total worldwide adult entertainment market exceeds $31.0 billion annually, including magazines, DVDs, memberships and subscriptions, magazines, telephone sex lines, cable and satellite pay-per-view programming, adult videos and toys and other related products and services.

The proliferation of easy to use electronic equipment, such as VCRs and DVD players, which allow consumers to view high quality video products in the privacy of their home, has boosted demand for adult media content compatible with these formats. For example, the installed base of DVD players in Western Europe and the United States, which doubled in 2001, was expected to reach 48 million households by the end of 2003 in the United States alone. Also, the evolution of the Internet as a channel of commerce and content distribution has stimulated additional demand for adult media content. In addition, advances in cable, satellite and hotel communications systems have furnished another relatively new channel for the delivery of media content, including adult entertainment, into private homes, hotels and businesses. The next generation of mobile devices, including 3G mobile phones, provides a global opportunity for growth in content distribution.

Recent Material Events

On December 31, 2004, iBill obtained a line of credit for $2,000,000 from International Investment Group (“IIG”), a non-affiliated lender, to improve its liquidity. Further, and as set forth in draft agreements reviewed by the Company, iBill and First Data reached a preliminary understanding, subject to a definitive agreement and general releases, to settle disputes related to deposits held by First Data. First Data and iBill have exchanged drafts of a settlement agreement and are negotiating the amount of compensation that iBill will receive.

In addition, as a result of certain new processing arrangements, iBill also allows payments via an online payment processing product called gkard® that is a branded prepaid VISA debit card system. The gkard is a confidential payment service that has many attributes including, long distance calling, prepaid top up capability, and sending/receiving money within network. The gkard debit card may be loaded using any domestic or foreign credit card. Information about gkard can be accessed at www.gkbill.com. These processing arrangements provide iBill a domestic processing solution that was unavailable after September 16, 2004 and that had materially negatively impacted its business.

Commencing in January 2005, iBill has not received its normal proceeds from its European Union ("EU") processor as a result of Internet Billing Company Europe, Ltd., a wholly owned subsidiary of iBill, not maintaining a bank account at an EU bank. The EU processor had been forwarding funds to the iBill US accounts, but has declined to continue to send money cross border. The EU processor has agreed to send the funds to iBill once iBill has established an EU account. iBill has received approval from Credit Suisse for a commercial banking relationship and the account is pending administrative set up estimated to be up to 10 days. Without the EU money, iBill has a severe liquidity concern. iBill may also experience losses of business due to the delay in payment created by the circumstances.

On January 14, 2005, iBill was served in Broward County, Florida in connection with a matter brought by Innovative Ideas International, Ltd. for breach of service agreement and failing to remit funds collected in the amount of $1,361,457.19. The Company cannot opine as to the outcome of this action at this time, but currently intends to defend the action vigorously.

On January 27, 2005 iBill was served in Broward County, Florida in connection with a matter brought by Conwest Resources Inc. for breach of contract. Conwest has claimed that iBill has failed/refused to pay revenues collected in the amount of $193,993.73. The Company can not opine as to the outcome of this action at this time, but currently intends to defend the action vigorously.

On January 27, 2005 iBill was also served in Broward County, Florida with a collection action for approximately $10,000 allegedly owed to SJL Consultants.

Regulation

Many of iBill’s actual and proposed activities take place around a highly regulated industry. As such the Company must be sensitive to local and federal government regulations, including, but not limited to, laws and regulations designed to protect minors and/or which prohibit the distribution of obscene material.

Federal and state obscenity laws define obscenity through reference to the U.S. Supreme Court's three-prong test set forth in Miller v. California, 413 U.S. 1593 (1973). This test is used to evaluate whether materials are obscene. Miller provides that the following must be considered: (a) whether the average person, applying contemporary community standards, would find that the work, taken as a whole, appeals to the prurient interest; (b) whether the work depicts or describes, in a patently offensive way, sexual conduct specifically defined by the applicable state law; and (c) whether the work, taken as a whole, lacks serious literary, artistic, political or scientific value. The

Supreme Court has clarified the Miller test in recent years, advising that the prurient interest prong and patent offensiveness prong must be measured against the standards of an average person, applying contemporary community standards, while the value prong of the test is to be judged according to a reasonable person standard.

Based upon its due diligence, the Company believes that iBill actively seeks to comply with all applicable state and federal laws and regulations in each jurisdiction where they conduct business. Moreover, the Company believes that iBill does not knowingly transact business with any business or individual that does not adhere to the same standards. IBill also maintains internal compliance measures that includes a “terminate and tell” policy under which it terminates its relationship with any business that it judges to be in violation of applicable laws and inform the appropriate enforcement agency.

To the Company’s knowledge, none of iBill or its employees has ever violated any laws or regulations regarding obscenity or the protection of minors.

Risk Factors

The following factors, among others, relating to the acquisition of iBill could cause our actual future results to differ materially from those contained in forward-looking statements in this Report on Form 8-K.

Laws and government regulations governing adult content could have an adverse effect on our business.

Although the right to create adult content is protected by the First and Fourteenth Amendments to the United States Constitution, the First and Fourteenth Amendments do not protect the dissemination of this material, and several states and communities in which our products and services are provided have enacted laws regulating the distribution of late night programming with some offenses designated as misdemeanors and others as felonies, depending on numerous factors. The consequences for violating the state statutes are as varied as the number of states enacting them. The potential penalties for individuals (including corporate directors and officers) violating these federal laws include fines, community service, probation, forfeiture of assets and incarceration. Although iBill undertakes to comply with all applicable statutes and regulations, the Company cannot assure you that its efforts will be successful and that it will always comply with all applicable state and federal statutes and regulations.

Changes in laws and regulations regarding the dissemination of adult content may restrict the ability of iBill to sell or license its products.

While, to our knowledge, iBill has not been subject to any enforcement action to prohibit the dissemination of any of its content to its customers, new laws or amendments to current ones may enable or facilitate governmental bodies to prohibit or proscribe the publication of material defined as "obscene" or in similar terms.

Because iBill is involved in the adult content business, it may be more difficult for the Company to raise money or attract market support for its stock

Some investors, investment banking entities, market makers, lenders and others in the investment community may decide not to provide financing to iBill, or to participate in its public market or other activities, due to the nature of iBill business, which, in turn, may adversely affect the value of the Company’s stock, and its ability to attract market support.

iBill relies on third party financial institutions and other services to process its payment transactions. If iBill loses access to these payment transaction sources, its business would be materially and adversely affected.

Because iBill is not a bank, it cannot belong to and directly access the credit card associations or the ACH payment network. As a result, iBill must rely on banks or their independent service operators to process its transactions. As disclosed in this Form 8-K, First Data has recently terminated the procession of iBill’s transactions, requiring iBill to obtain new banks and servicers for its transactions. iBill’s customers and its revenues were adversely impacted by the termination of its relationship with First Data. There can be no assurance that the new banks and servicers handling the iBill transactions will perform as well as First Data, or that they will not also terminate business with iBill in the future. iBill’s failure to smoothly maintain these processing services on acceptable terms would effectively shut down its Internet transaction processing business and have a material and adverse effect on iBill’s financial condition and future business prospects.

iBill might not successfully implement strategies to increase adoption of its electronic payment methods.

IBill’s future profitability will depend, in part, on its ability to implement successfully its strategy to increase adoption of its online payment methods. There is no assurance that the relatively new market for online payment mechanisms will remain viable. iBill expects to invest substantial amounts in marketing, infrastructure and technology to expand its iBill business. There is no assurance that iBill will have adequate capital resources to make such investments. In addition, investment in these programs will adversely affect its short-term profitability. iBill may also fail to successfully implement these programs or to substantially increase adoption of its electronic payment method by customers who pay for the service. Such failures would have an adverse effect on revenues, and cause iBill business to suffer.

iBill depends on online adult transactions for a significant percentage of its payment volume. If iBill‘s ability to process payments for websites offering adult content is impaired, its financial results and growth prospects would be significantly and adversely affected.

The vast majority of the dollar volume of all payments made through the iBill System as settlements are from purchases made at adult websites. iBill relies on these transactions for a substantial portion of its customer base and its payment volume. Regulators could choose to restrict or prohibit its sellers from advertising iBill for payments. If iBill’s ability to process payments for purchases made on online adult websites became impaired, or if these online adult sites took additional steps to integrate their own payment services, iBill’s business would suffer.

iBill faces strong competitors and its market evolves rapidly. If iBill does not compete effectively, the demand for its product may decline, and its business would suffer.

The market for iBill products is emerging, intensely competitive and characterized by rapid technological change. iBill competes with existing payment methods and other companies. Many of these competitors have longer operating histories, significantly greater financial, technical, marketing, customer service and other resources, greater name recognition or a larger base of customers in affiliated businesses than iBill has. The Company’s competitors may respond to new or emerging technologies and changes in customer requirements faster and more effectively than iBill can. They may devote greater resources to the development, promotion and sale of products and services than iBill can, and they may offer lower prices. These competitors have offered, and may continue to offer, their services for free in order to gain market share and we may be forced to lower iBill prices in response. Competing services tied to established banks and other financial institutions may offer greater liquidity and engender greater consumer confidence in the safety and efficacy of their services than iBill does. If these competitors acquired significant market share, this could result in iBill losing market share, which would have a material adverse effect on the Company’s business.

Changes to credit card association rules or practices could negatively affect iBill service and could result in a termination of its ability to accept credit cards. If iBill is unable to accept credit cards, its competitive position would be seriously damaged.

iBill must comply with the operating rules of the credit card associations and NACHA as they apply to merchants. The associations' member banks set these rules, and the associations interpret the rules. Some of those member banks compete with iBill. Visa, MasterCard, American Express or Discover could adopt new operating rules or interpretations of existing rules that iBill or its processors might find difficult or even impossible to comply with, in which case iBill could lose its ability to give customers the option of using credit cards to fund their payments. If iBill were unable to accept credit cards its competitive position would be seriously damaged.

MasterCard has announced that, effective May 1, 2004, it will require each customer that regularly uses iBill to accept payment for goods or services to enter into a contract with the bank that processes MasterCard transactions for iBill and to agree to observe MasterCard rules. iBill believes it can comply with this rule through changes to its User Agreement, but the Company is unable at this time to predict precisely how this rule will affect its business. It could require iBill to change the relationship among its customers and its credit card processing bank in ways that could increase the Company’s costs, reduce the attractiveness of its service, or both.

American Express has instituted a policy of not processing credit card charges for online adult-related content. If other credit card processing companies were to implement a similar policy, this could have a material adverse effect on iBill business, results of operations and financial condition.

iBill faces significant risks of losses due to fraud and disputes between senders and recipients.

iBill faces significant risks of loss due to fraud and disputes between senders and recipients, including:

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unauthorized use of credit card and bank account information and identity theft;

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merchant fraud and other disputes over the quality of goods and services;

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breaches of system security;

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employee fraud; and

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use of the iBill system for illegal or improper purposes.

When a customer pays a merchant for goods or services through iBill using a credit card and the cardholder is defrauded or otherwise disputes the charge, the full amount of the disputed transaction gets charged back to iBill and its credit card processor levies additional fees against it, unless iBill can successfully challenge the chargeback. Chargebacks may arise from the unauthorized use of a cardholder's card number or from a cardholder's claim that a merchant failed to perform. If iBill chargeback rate becomes excessive, credit card associations can require iBill to pay fines and could terminate its ability to accept their cards for payments. Early in 2004, as a result of high chargeback rates in the second half of 2003, MasterCard determined that iBill violated its operating rules by having excessive chargebacks and fined iBill card processor $5,800,000, which was subsequently passed on to iBill. Although iBill resolved this situation to MasterCard's satisfaction and has reduced its chargeback rate, iBill cannot assure you that new causes of excessive chargebacks will not arise in the future.

iBill has taken measures to detect and reduce the risk of fraud, but it cannot assure you of their effectiveness. If these measures do not succeed, iBill business will suffer.

iBill incurs chargebacks and other losses from merchant fraud, payment disputes and insufficient funds.

iBill incurs substantial losses from merchant fraud, including claims from customers that merchants have not performed, that their goods or services do not match the merchant's description or that the customer did not authorize the purchase. iBill also incurs losses from erroneous transmissions and from customers who have closed bank accounts or have insufficient funds in them to satisfy payments. iBill’s liability for such items could have a material adverse effect on its business and result in iBill losing the right to accept credit cards for payment. If iBill is prohibited from accepting credit cards for payment, its ability to compete could be impaired, and its business would suffer.

Unauthorized use of credit cards and bank accounts could expose iBill to substantial losses. If the Company is unable to detect and prevent unauthorized use of cards and bank accounts, its business would suffer.

The highly automated nature of, and liquidity offered by, iBill payment product makes it an attractive target for fraud. In configuring iBill product, it faces an inherent trade-off between customer convenience and security. Identity thieves and those committing fraud using stolen credit card or bank account numbers, often in bulk and in conjunction with automated mechanisms of online communication, potentially can steal large amounts of money from businesses such as iBill’s. iBill believes that several of its current and former competitors in the electronic payments business have gone out of business or significantly restricted their businesses largely due to losses from this type of fraud. iBill expects that technically knowledgeable criminals will continue to attempt to circumvent its anti-fraud systems, which can result in a significant adverse impact on iBill’s ability to remain in business.

Security and privacy breaches in iBill electronic transactions may expose it to additional liability and result in the loss of customers, either of which events could harm iBill business and cause its stock price to decline.

Any inability on iBill’s part to protect the security and privacy of its electronic transactions could have a material adverse effect on iBill profitability. A security or privacy breach could expose the Company to additional liability; increase its expenses relating to resolution of these breaches; and deter customers from using its product. Any failures in iBill security and privacy measures could have a material adverse effect on its business, financial condition and results of operations.

iBill could incur substantial losses from employee fraud and, as a result, its business would suffer.

The large volume of payments that iBill handle for its customers makes it vulnerable to employee fraud or other internal security breaches. There is no assurance that iBill internal security systems will prevent material losses from employee fraud.

iBill payment system might be used for illegal or improper purposes, which could expose the Company to additional liability and harm its business.

Despite measures iBill has taken to detect and prevent identify theft, unauthorized uses of credit cards and similar misconduct, iBill payment system remains susceptible to potentially illegal or improper uses. These may include illegal online gaming, fraudulent sales of goods or services, illicit sales of prescription medications or controlled substances, software and other intellectual property piracy, money laundering, bank fraud, child pornography trafficking, prohibited sales of alcoholic beverages and tobacco products and online securities fraud. Despite measures iBill has taken to detect and lessen the risk of this kind of conduct, the Company cannot assure you that these measures will succeed. IBill’s business could suffer if customers use its system for illegal or improper purposes.

In addition, iBill’s classify merchants who historically have experienced significant chargeback rates, such as online gaming-related service providers and online gaming merchants, as "higher risk". The legal status of many of these higher risk accounts is uncertain, and if these merchants are prohibited or restricted from operating in the future, iBill’s revenue from fees generated from these accounts would decline. Proposed legislation has been introduced in the U.S. Congress to clarify that operation of an Internet gaming business violates federal law, and to prohibit payment processors such as iBill from processing payments for online gaming merchants. Even if this proposed legislation is not enacted, online gaming merchants could be determined to violate existing federal and state gambling laws. In particular, the New York State Attorney General recently stated that even under current law, the processing of known gambling transactions may lead to liability for facilitating or aiding and abetting the underlying activity. If the online gaming merchants that accept iBill are operating illegally, iBill could be subject to civil and criminal lawsuits, administrative action and prosecution for, among other things, money laundering or for aiding and abetting violations of law. iBill would lose the revenues associated with these accounts and could be subject to material penalties and fines, both of which would seriously harm its business.

iBill is subject to U.S. and foreign government regulation of the Internet, the impact of which is difficult to predict.

There are currently few laws or regulations that apply specifically to the sale of goods and services on the Internet. The application to iBill of existing laws and regulations relating to issues such as banking, currency exchange, online gaming, electronic contracting, consumer protection and privacy is unclear. IBill’s liability if its customers violate laws on pricing, taxation, impermissible content, intellectual property infringement, unfair or deceptive practices or quality of services is also unclear. In addition, iBill may become subject to new laws and regulations directly applicable to the Internet or the Company’s activities. Any existing or new legislation applicable to iBill could expose it to substantial liability, including significant expenses necessary to comply with these laws and regulations, and reduce use of the Internet on which iBill depends. In addition, any increase in the taxation of electronic commerce transactions may make the Internet less attractive for consumers and businesses, which could have a material adverse effect on iBill business, results of operations and financial condition.

iBill financial success will remain highly sensitive to changes in the rate at which its customers fund payments using credit cards rather than bank account transfers or existing iBill account balances. The Company’s profitability could be harmed if the rate at which customers fund using credit cards goes up.

iBill pays significant transaction fees when senders fund payment transactions using credit cards, nominal fees when customers fund payment transactions by electronic transfer of funds from bank accounts and no fees when customers fund payment transactions from an existing iBill account balance. Senders may resist funding payments by electronic transfer from bank accounts because of the greater protection offered by credit cards, including the ability to dispute and reverse merchant charges, because of frequent flier miles or other incentives offered by credit cards or because of generalized fears regarding privacy or loss of control in surrendering bank account information to a third party.

Increases in credit card processing fees could increase iBill’s costs, affect its profitability, or otherwise limit iBill operations.

From time to time, Visa, MasterCard, American Express and Discover increase the interchange fees that they charge for each transaction using their cards. MasterCard implemented an increase to its interchange fees effective April 2002. iBill credit card processors have the right to pass any increases in interchange fees on to iBill. Any such increased fees could increase iBills’ operating costs and reduce its profit margins. Furthermore, iBill credit card processors require the Company to pledge cash as collateral with respect to its acceptance of Visa, MasterCard, American Express and Discover and the amount of cash that iBill is required to pledge could be increased at any time.

Customer complaints or negative publicity about iBill customer service could adversely affect use of its product and, as a result, its business could suffer.

Customer complaints or negative publicity about iBill customer service could severely diminish consumer confidence in and use of iBill services. Breaches of iBill customers' privacy and its security measures could have the same effect. Measures iBill sometimes takes to combat risks of fraud and breaches of privacy and security, such as freezing customer funds, can damage relations with iBill’s customers. These measures heighten the need for prompt and accurate customer service to resolve irregularities and disputes. Effective customer service requires significant personnel expense, and this expense, if not managed properly, could impact iBill profitability significantly. IBill’s inability to manage or train its customer service representatives properly could compromise iBill’s ability to handle customer complaints effectively. If it does not handle customer complaints effectively, its reputation may suffer and iBill may lose its customers' confidence.

iBill may experience breakdowns in its payment processing system that could damage customer relations and expose iBill to liability, which could affect adversely its ability to provide reliable service.

A system outage or data loss could have a material adverse effect on the iBill business, financial condition and results of operations. To operate iBill’s business successfully, iBill must protect its payment processing and other systems from interruption by events beyond its control. iBill depends on two third parties for co-location of its data servers and rely upon these third parties for the physical security of its servers. iBill servers currently reside in facilities in Deerfield Beach, Florida. Currently iBill is not able to switch instantly to another back-up site in the event of failure of the main server site. This means that an outage at one facility could result in iBill system being unavailable for at least several hours. This downtime could result in increased costs and lost revenues, which would be detrimental to iBill’s business.

iBill’s infrastructure could prove unable to handle a larger volume of customer transactions.

iBill’s failure to accommodate transaction growth could impair customer satisfaction, lead to a loss of customers, impair our ability to add customers or increase its costs, all of which would harm the Company’s business. In addition, since iBill merchant customers use its processing services and products for critical transactions, any errors, defects or other infrastructure problems could result in damage to their businesses. These customers could seek significant compensation from iBill for their losses. Even if unsuccessful, this type of claim likely would be time consuming and costly for iBill to address.

iBill may not protect its proprietary technology effectively, which would allow competitors to duplicate its products. This would make it more difficult for iBill to compete with them.

iBill’s success and ability to compete in its markets depend, in part, upon its proprietary technology. iBill relies primarily on copyright, trade secret and trademark laws to protect its technology including the source code for its proprietary software, documentation and other proprietary information. While iBill has filed five patent applications, it has not been granted any patents for features of its electronic payment processing system. There is no assurance that any of iBill’s patent applications will be granted or that if they are granted, they will be valid. A third party might try to reverse engineer or otherwise obtain and use iBill’s technology without its permission, allowing competitors to duplicate iBill products. In addition, the laws of some countries in which iBill sells its product may not protect software and intellectual property rights to the same extent as the laws of the U.S.

iBill depends on increasing development of the Internet

iBill’s business depends, in part, upon the Internet to generate business-to-business commerce and provide Web-enabled software access to customers. The Internet’s viability for conducting commerce and business profitably has not yet been fully established. Several factors may slow the growth of, or otherwise impede, online commerce including the lack of or slow development of enabling technologies, performance improvements and other necessary infrastructure, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or increased or more stringent regulation or taxation. Changes in, or insufficient availability of, telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet generally. The occurrence of any of these events would have a material, adverse effect on the iBill business, financial condition and results of operations.

IBill’s business strategy depends on the development and maintenance of strategic relationships

IBill’s success will depend in part on its ability to develop and maintain strategic relationships. The Company believes that such relationships will be important in order to validate iBill business strategy, facilitate broad market acceptance of its products and enhance its sales, marketing and distribution capabilities. Although iBill is currently negotiating arrangements with certain companies, it currently has entered into few formal strategic relationships. These relationships are still tenuous and there is no assurance that iBill will be able to enter into more of them or build upon those it has entered into. Any inability on iBill’s part to develop, attract or maintain strategic relationships, or the termination of one or more successful relationships, could have a material, adverse effect on its business, financial condition, results of operations and future prospects.

Workplace and other restrictions on access to the Internet may limit user traffic on iBill web sites.

Many offices, businesses and educational institutions restrict employee and student access to the Internet. Because iBill revenues are dependent on user traffic on its sites, an increase in these types of restrictions, or other similar policies, could harm the Company’s business, financial condition and operating results. In addition, access to iBill Web sites outside the United States may be restricted by governmental authorities or Internet service providers. If these restrictions become more prevalent, iBill growth could be hindered.

iBill faces potential liability for Internet content.

iBill faces potential liability for negligence, copyright, patent, trademark infringement, defamation, indecency, disparagement and other claims based on the nature and content of the materials that iBill transmits. In addition, iBill could be exposed to liability with respect to the unauthorized duplication or transmission of content. Insurance may not cover potential claims of this type or may not be adequate to indemnify iBill for all liability that may be imposed. In addition, the indemnification for such liability that iBill generally requires from its content providers may be inadequate. Any imposition of liability that is not covered by insurance, is in excess of insurance coverage or is not covered by an indemnification by a content provider could have a material adverse effect on iBill business, results of operations and financial condition.

The adult-oriented content of iBill Web sites may also subject the Company to obscenity charges or other legal claims. iBill may also be subject to claims based upon the content that is available on its Web sites through links to other sites and in jurisdictions in which the Company has not previously distributed content. Implementing measures to reduce iBill’s exposure to this liability may require iBill to take steps that would substantially limit the attractiveness of its Web sites or their availability in various geographic areas, which could negatively impact their ability to generate revenue.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)

Financial Statements of Business Acquired

Financial statements required by this item shall be filed by amendment no later than 71 days after the date that this report on Form 8-K must be filed.

(b)

Pro Forma Financial Information

Pro forma financial information required by this item shall be filed by amendment no later than 71 days after the date that this report on Form 8-K must be filed.

(c)

Exhibits

Exhibit

Description

4.1

Series D Preferred Stock Designation

10.1

Securities Purchase Agreement dated July 22, 2004 (filed on Form 8-K dated July 30, 2004)

10.2

Securities Closing Agreement dated January 21, 2005

99.1

Press Release dated January 25, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Interactive Brand Development, Inc. has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INTERACTIVE BRAND DEVELOPMENT, INC.

By:	/s/ STEVE MARKLEY
Steve Markley
Chief Executive Officer

Date: January 27, 2005